UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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2009 PROXY STATEMENT
Notice of Annual Meeting

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122

NOTICE
OF 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Wednesday, May 20, 2009 at 2:00 p.m., E.D.T.

PLACE	WESCO International, Inc. Company Headquarters 225 West Station Square Drive Suite 700 Pittsburgh, PA 15219-1122

RECORD DATE	April 6, 2009

ITEMS OF BUSINESS
1. Elect Four Class I Directors for a three-year term expiring in 2012 and One Class II Director for a one-year term expiring in 2010.
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.
3. Transact any other business properly brought before the Annual Meeting.

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2009 Annual Meeting of Stockholders. It will be held on May 20, 2009, at WESCO International, Inc.’s headquarters located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

We are sending you this Proxy Statement and proxy card on or about April 17, 2009. Stockholders of record at the close of business on April 6, 2009 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by returning the enclosed proxy card. In order to assure a quorum, please complete, sign, date and return your proxy in the enclosed envelope or vote over the Internet or by telephone whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

MARCY SMOREY-GIGER
Corporate Secretary

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122
(412) 454-2200

PROXY STATEMENT

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INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2009

The 2009 Proxy Statement and 2008 Annual Report of
WESCO International, Inc.
are available to review at: www.proxydocs.com/wcc

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 6, 2009, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1 — The election of five Director nominees, four with terms expiring at the 2012 Annual Meeting of Stockholders and one with a term expiring at the 2010 Annual Meeting.

Proposal 2 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the proxy card;

•	telephone, using the toll-free number listed on the proxy card;

•	marking, signing, dating and mailing each proxy card and returning it in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

The deadline for voting by Internet or telephone is 11:59 p.m., Eastern time, on Tuesday, May 19, 2009.

4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2009.

5. How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

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6.	What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one proxy card or voting instruction card from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each proxy card or voting instruction card you receive and vote all of the proxy cards or voting instruction cards to ensure that all your shares are voted.

7.	May I vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to vote those shares in person at the Annual Meeting.

Shares registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at our headquarters offices are available at www.wesco.com.

8.	Who will count the votes?

Representatives of our transfer agent, BNY Mellon Shareowner Services, and two other appointed inspectors of election will certify their examination of the list of stockholders, number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive proxy materials electronically in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports electronically instead of receiving paper copies in the mail, saving us the cost of producing and mailing these documents

If you are a “stockholder of record” and you choose to vote over the Internet, you can choose to receive future Annual Reports and Proxy Statements electronically by following the prompt appearing when you vote over the Internet. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to view future Proxy Statements and Annual Reports over the Internet.

If you enroll to receive WESCO’s future Annual Reports and Proxy Statements electronically, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

If at any time you would like to receive a paper copy of the Annual Report or Proxy Statement, please write to the Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219-1122.

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PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 6, 2009, may vote at our Annual Meeting. On the record date, 42,226,633 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for 10 days prior to the Annual Meeting at our Company headquarters. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions and broker non-votes count as shares present for purpose of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, and they are not counted as shares voting with respect to any matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009, will require affirmative votes by a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009, abstentions have the effect of a negative vote.

Item 1 —	Proposal to Vote For Election of Directors

The following Directors have been nominated for election to our Board:

•	Class I (with a term expiring at the 2012 Annual Meeting of Stockholders): John J. Engel, Steven A. Raymund, Lynn M. Utter, and William J. Vareschi; and

•	Class II (with a term expiring at the 2010 Annual Meeting of Stockholders): Stephen A. Van Oss.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

From January 2008 through March 2008, our Board consisted of nine members divided into three equal classes — Class I, Class II, and Class III. Effective March 31, 2008, the Board was expanded to ten members. John K. Morgan was then appointed by our Board as a Class III Director, with a term expiring at the 2011 Annual Meeting. On May 21, 2008, Mr. Morgan’s appointment was ratified by stockholders at the 2008 Annual Meeting of Stockholders. Effective November 3, 2008, the Board was further expanded to twelve members, and John J. Engel and Stephen A. Van Oss were appointed by the Board to fill these vacancies, with terms expiring at the 2009 Annual Meeting of Stockholders.

The three classes of Directors serve staggered, three-year terms which end in successive years. The current term of the Class I Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2012. The terms of the Class II and Class III Directors do not expire until the Annual Meetings of Stockholders to be held in 2010 and 2011, respectively.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals which will comprise our Board of Directors and Board Committees following the Annual Meeting.

		Director				Nominating and
Name	Age	Since	Audit	Compensation	Executive	Governance

Sandra Beach Lin	51	2002		Member		Member
John J. Engel	47	2008
Roy W. Haley	62	1994			Member
George L. Miles, Jr.	67	2000				Chair
John K. Morgan	54	2008	Member
Steven A. Raymund	53	2006	Member		Member
James L. Singleton	53	1998		Member	Chair
Robert J. Tarr, Jr.	65	1998	Chair			Member
Lynn M. Utter	46	2006		Member		Member
Stephen A. Van Oss	54	2008
William J. Vareschi	66	2002	Member		Member
Kenneth L. Way*	69	1998		Chair

*	Presiding Director

Class I Directors — Present Term Expires in 2009

John J. Engel has served as our Senior Vice President and Chief Operating Officer since July 2004. From 2003 to 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. From 1994 to 1999, Mr. Engel served as a Vice President and General Manager of Allied Signal, Inc. and held various engineering, manufacturing and general management positions at General Electric Company from 1985 to 1994.

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in October 2006, he served as its Chief Executive Officer. Since 1991, he has served as Tech Data’s Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center and the Board of Visitors for Georgetown University’s School of Foreign Service.

Lynn M. Utter has served as President and Chief Operating Officer of Knoll North America, a designer and manufacturer of office furniture products, since March 2008. From 2003 to February 2008, she served as Chief Strategy Officer, and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1993 to 2002, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves on a number of boards at The University of Texas and The Stanford University Business School.

William J. Vareschi served as Chief Executive Officer of Central Parking Corporation, a parking services provider, from 2000 until his retirement in May 2003. Before joining Central Parking Corporation, he served in several positions for more than 35 years with the General Electric Company. He served in numerous financial management positions, including Chief Financial Officer for GE Plastics Europe, GE Lighting, and GE Aircraft Engines. From 1996 until his retirement in 2000, Mr. Vareschi served as President and Chief Executive Officer of GE Engine Services. Mr. Vareschi also serves on the Board of Directors of WMS Industries, Inc.

Class II Directors — Present Term Expires in 2010

Sandra Beach Lin has served as Corporate Executive Vice President of Celanese Corporation, a global hybrid chemical company, and President of Ticona, the engineered materials business of Celanese, since July 2007. From 2005 to June 2007, she served as Group Vice President of a $1.4 billion global business unit of Avery Dennison Corporation. From 2002 to 2005, Ms. Beach Lin served as President of Alcoa Closure Systems International, Inc. Previously, she also served as President of Bendix Commercial Vehicle Systems and Vice President and General Manager, Specialty Wax and Additives, both divisions of Honeywell International, Inc. She also serves as a member of the Committee of 200.

Robert J. Tarr, Jr. is a professional director and private investor. From 2000 to 2001, he served as the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. Prior to joining HomeRuns.com, he served for more than 20 years in senior executive roles at Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer, and as President, Chief Executive Officer and Chief Operating Officer of The Neiman Marcus Group, Inc. for six years.

Stephen A. Van Oss has served as our Senior Vice President and Chief Financial and Administrative Officer since July 2004. From 2000 to July 2004, he served as our Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Van Oss served as our Director, Information Technology and, in 1997, as our Director, Acquisition Management. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss serves as a director of Cooper-Standard Holdings Inc. and as the chairman of its audit committee. He also serves as a trustee of Robert Morris University and is a member of its finance and government committees.

Kenneth L. Way served as Chairman of Lear Corporation, a supplier of automotive interior systems and components, from 1988 to 2003 and as its Chief Executive Officer from 1988 to 2000. During his 37 years with Lear Corporation and its predecessor companies, he also served in various engineering, manufacturing, and general management capacities. Mr. Way also serves as a director of Comerica, Inc., CMS Energy Corporation, and Cooper-Standard Holdings Inc.

Class III Directors — Present Term Expires in 2011

Roy W. Haley has served as our Chief Executive Officer since February 1994, and Chairman of the Board since 1998. From 1988 to 1993, Mr. Haley served as Chief Operating Officer, President and as a director of American General Corporation, a diversified financial services company. Mr. Haley also serves as a director and chairman of the audit committees of United Stationers, Inc. and Cambrex Corporation, and as a director of the Federal Reserve Bank of Cleveland.

George L. Miles, Jr. has served as President and Chief Executive Officer of WQED Multimedia, a multimedia company, since 1994. Mr. Miles also serves as a director of American International Group, Inc., Chester Engineers, Inc., Equitable Resources, Inc., Harley-Davidson, Inc., HFF, Inc., and University of Pittsburgh, UPMC.

John K. Morgan has served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company since November 2007. From July 2007 to November 2007, he served as its President just prior to its spin off from Acuity Brands, Inc. From August 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting and Executive Vice President of Acuity Brands, Inc. He also served Acuity Brands Lighting Division as President from February 2004 to August 2005 and Chief Operating Officer from 2001 to 2004.

James L. Singleton is the founder and Managing Director of Pillar Capital LP, an investment management firm. He has served in such capacity since June 2007. From 1994 to December 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 6, 2009, are set forth below.

Name	Age	Position

Roy W. Haley	62	Chairman and Chief Executive Officer
John J. Engel	47	Senior Vice President and Chief Operating Officer
Stephen A. Van Oss	54	Senior Vice President and Chief Financial and Administrative Officer
David S. Bemoras	51	Vice President, Operations
Andrew J. Bergdoll	46	Vice President, Operations
Daniel A. Brailer	51	Vice President, Treasurer and Investor Relations
William E. Cenk	51	Vice President, Operations
Allan A. Duganier	53	Director of Internal Audit
James R. Griffin	47	Vice President, Operations
Timothy A. Hibbard	52	Corporate Controller
Leslie J. Parrette, Jr.	47	Senior Vice President, Legal Affairs
Robert J. Powell	47	Vice President, Human Resources
Robert B. Rosenbaum	51	Vice President, Operations
Marcy Smorey-Giger	37	Corporate Counsel and Secretary
Ronald P. Van, Jr.	48	Vice President, Operations

David S. Bemoras has served as our Vice President, Operations since August 2008. Previously, Mr. Bemoras served as Vice President of Sales and Marketing for Communications Supply Corporation, which the Company acquired in November 2006. Prior to joining Communications Supply Corporation in 1997, Mr. Bemoras served as Vice President of Sales and Marketing for GNWC Wire, Cable and Network Products, a company he co-founded and Vice President of Sales and Marketing with Lenz Electric Manufacturing Company.

Andrew J. Bergdoll has served as our Vice President, Operations since December 2007. From March 2005 through December 2007, Mr. Bergdoll served as President for Liberty Wire & Cable, Inc., a subsidiary of Communications Supply Corporation, which the Company acquired in November 2006. From 2001 to March 2005, Mr. Bergdoll served as Senior Vice President of US Filter, a subsidiary of Siemens AG, prior to its sale to Siemens in 2004.

Daniel A. Brailer has served as our Vice President, Treasurer and Investor Relations since May 2006 and from March 2005 to April 2009, he also served as Vice President Legal Affairs. From 1999 to May 2006, he served as our Treasurer and Director of Investor Relations. Prior to joining the Company, Mr. Brailer served in various positions at Mellon Financial Corporation, most recently as Senior Vice President.

William E. Cenk has served as our Vice President, Operations since April 2006. From 2000 to 2006, Mr. Cenk served as our Director of Marketing and National Accounts.

Allan A. Duganier has served as our Director of Internal Audit since January 2006. From 2001 to January 2006, Mr. Duganier served as our Corporate Operations Controller and, from 2000 to 2001, as our Industrial/Construction Group Controller.

James R. Griffin has served as our Vice President, Operations since February 2008. From July 2006 to November 2007, he served as President of GROHE Americas. From 2001 to January 2006, he served as President and General Manager of Specialty Construction Brands, Inc., a manufacturer of home improvement products. From 1997 to 2000, he served as Vice President and General Manager of Willy Wonka Candy Factory, Inc., a subsidiary of Nestlé S.A.

Timothy A. Hibbard has served as our Corporate Controller since July 2006. From 2002 to July 2006, he served as Corporate Controller at Kennametal Inc. From 2000 to February 2002, Mr. Hibbard served as Director of Finance of Kennametal’s Advanced Materials Solutions Group, and, from 1998 to 2000, he served as Controller of Greenfield Industries, Inc., a subsidiary of Kennametal Inc.

Leslie J. Parrette, Jr. was appointed as our Senior Vice President, Legal Affairs in April 2009. From March 2005 to March 2009, he served as General Counsel and Corporate Secretary and as Compliance Officer from May 2007 to March 2009 of Novelis, Inc. From 2000 until February 2005, he served as Senior Vice President and General Counsel and from 2001 to February 2005, as Corporate Secretary of Aquila, Inc. Prior to joining Aquila, Mr. Parrette served as a partner in the law firm of Husch Blackwell Sanders LLP (formerly Blackwell Sanders Peper Martin, LLP) from 1992 to 2000.

Robert J. Powell has served as our Vice President, Human Resources since September 2007. From 2001 to September 2007, Mr. Powell served as Vice President, Human Resources Operations and Workforce Planning of Archer Daniels Midland Company. From 2000 to 2001, Mr. Powell served as Vice President, Human Resources-Southeast of AT&T Broadband. From 1999 to 2000, he served as Corporate Vice President, Human Resources of Porex Corporation.

Robert B. Rosenbaum has served as our Vice President, Operations since 1998. From 1982 until 1998, Mr. Rosenbaum he served as President of Bruckner Supply Company, Inc., an integrated supply company that we acquired in 1998.

Marcy Smorey-Giger has served as Corporate Counsel and Secretary since May 2004. From 2002 until 2004, Ms. Smorey-Giger served as Corporate Attorney and Manager, Compliance Programs. From 1999 to 2002, Ms. Smorey-Giger was Compliance and Legal Affairs Manager.

Ronald P. Van, Jr. has served as our Vice President, Operations since October 1998. Previously, Mr. Van served as a Vice President and Controller of EESCO, an electrical distributor we acquired in 1996.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct, referred to as the Code, which applies to our Board of Directors and all of our employees, covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations

We also have adopted a Senior Financial Executive Code of Business Ethics and Conduct, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We will disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Senior Financial Executive Code of Business Ethics and Conduct, Independence Policy, and related documents on our website at www.wesco.com/governance or request a copy of these corporate governance documents at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE. Also, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2009 the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors have no relationships with our Company other than as disclosed in this Proxy Statement and are independent as defined in our categorical standards and consistent with the independence standards of the NYSE: Ms. Beach Lin, Mr. Miles, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter, Mr. Vareschi and Mr. Way. Ms. Beach Lin’s relationships described under “Transactions with Related Persons — Related Party Transactions” were determined by our Board to be immaterial because Ms. Beach Lin did not receive any direct material benefits from her company’s ordinary business transactions with us. Mr. Haley is considered an inside Director because of his employment as our Chief Executive Officer. Messrs. Engel and Van Oss are also considered inside Directors because of their employment as Senior Vice President and Chief Operating Officer and Senior Vice President and Chief Financial and Administrative Officer, respectively.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, Director or other designee serving as a member of our Board.

Executive Sessions and Presiding Director

During 2008, the non-management members of our Board met in executive session at the conclusion of each regularly scheduled Board of Director’s meeting. Mr. Way presided over each of these executive sessions as Presiding Director, except for the May 2008 meeting where Mr. Singleton presided. The Presiding Director has broad authority to call and conduct meetings of the independent Directors. He is also responsible for planning and conducting the annual evaluation of Board performance and effectiveness.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications, (i.e., other than solicitations, invitations, advertisements, or irrelevant material) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional access to our Board. Nine of ten members of our Board were present at our 2008 Annual Meeting of Stockholders, excluding Mr. Way, who had a conflicting international travel commitment.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any shareholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

You should send the information described above to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates.

Succession Strategy

The Chief Executive Officer periodically discusses with our Board the subject of the succession of the Chief Executive Officer and other executive officers. The Board continually evaluates certain senior officers of our Company, assessing their potential to succeed the Chief Executive Officer, and their potential for other senior management positions.

Stockholder Proposals For 2009 and 2010 Annual Meeting

No stockholder proposals were submitted for consideration by our Board for the 2009 Annual Meeting.

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2010 Annual Meeting of Stockholders, you must submit your proposal by our deadline which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 18, 2009. For any stockholder proposal received by us no later than 45 days prior to the first anniversary date of the mailing of this Proxy Statement, or March 10, 2010, we may be required to include certain limited information concerning that proposal in our Proxy Statement so that proxies solicited for the 2010 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

BOARD AND COMMITTEE MEETINGS

Our Board has four standing Committees:  an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

The full Board held eight meetings in 2008. In accordance with Board service appointments, each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2008. In accordance with Committee service appointments, each Director attended 75% or more of the meetings held by any Committee of our Board on which she or he served.

Executive Committee

During 2008 to the present time, the Executive Committee consisted of Messrs. Haley, Raymund, Singleton and Vareschi, with Mr. Singleton serving as Chairman of the Committee. At all times, with the exception of Mr. Haley, all Committee members have been independent Directors according to the independence standards of the NYSE. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. Our Executive Committee did not meet during 2008.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were at all times, independent under the independence standards of the NYSE. During 2008 to the present time, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Miles and Tarr, with Mr. Miles serving as Chairman of the Committee. The Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held four meetings in 2008.

Audit Committee

The members of our Audit Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE. From January 1, 2008 to May 21, 2008, the Audit Committee consisted of Ms. Beach Lin and Messrs. Tarr, Raymund and Vareschi, with Mr. Tarr serving as Chairman of the Committee. From May 21, 2008 to the present time, the Committee consisted of Messrs. Tarr, Raymund, Morgan and Vareschi, with Mr. Tarr serving as Chairman of the Committee. Our Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under applicable SEC regulations. Our Audit Committee is responsible for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held six meetings in 2008.

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the NYSE. From January 1, 2008 to May 21, 2008, the Committee consisted of Messrs. Singleton and Way and Ms. Utter, with Mr. Way serving as Chairman of the Committee. From May 21, 2008 to the present time, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Singleton and Way, with Mr. Way serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held seven meetings in 2008.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 6, 2009, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 6, 2009, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares		Percent
	Beneficially		Owned
Name	Owned(1)		Beneficially

AXA Financial, Inc.
1290 Avenue of the Americas New York, NY 10104	3,126,297	(2)	7.4
Snow Capital Management, L.P.
2100 Georgetowne Drive, Suite 400 Sewickley, PA 15143	2,636,510	(3)	6.27%
Roy W. Haley	1,789,512	(4)	4.2%
Stephen A. Van Oss	438,575	(4)	1.0%
John J. Engel	365,000	(4)	0.9%
Sandra Beach Lin	11,517	(4)	0.0%
George L. Miles, Jr.	11,167	(4)	0.0%
John K. Morgan	7,700	(4)	0.0%
Steven A. Raymund	4,167	(4)	0.0%
James L. Singleton	19,197	(4)	0.0%
Robert J. Tarr, Jr.	36,167	(4)	0.1%
Lynn M. Utter	2,431	(4)	0.0%
William J. Vareschi	16,167	(4)	0.0%
Kenneth L. Way	17.620	(4)	0.0%
Ronald P. Van, Jr.	36,791	(4)	0.1%
Andrew J. Bergdoll	20,067	(4)	0.0%
All 24 executive officers and Directors as a group	3,132,058	(4)	7.1%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table does not reflect shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors or in settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of April 6, 2009.

(2)	This information is based solely upon a Schedule 13G dated February 13, 2009 filed with the Securities and Exchange Commission jointly by AXA Financial, Inc.; AXA, which owns AXA Financial Inc. and whose address is 25, avenue Matignon, 76008 Paris, France; and AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, the “Mutuelles AXA”), which as a group, control AXA and whose address is 26, rue Drouot, 75009 Paris, France (collectively the “AXA Entities”). AXA Rosenberg Investment Management LLC is a subsidiary of AXA. AllianceBernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. The AXA Entities were the beneficial owner with sole dispositive power as to an aggregate of 3,126,297 shares and with sole voting power as to an aggregate of 3,082,181 shares of which: (i) AXA Financial, Inc. through its subsidiaries AllianceBernstein L.P. and AXA Equitable Insurance Company, was the beneficial owner with sole dispositive power as to an aggregate of 3,107,697 shares and with sole voting power with regards to aggregate of 3,072,281 shares, and (ii) AXA, through its subsidiary AXA Rosenberg

Investment Management LLC, was the beneficial owner with sole dispositive power as to an aggregate of 18,600 shares and with sole voting power as to an aggregate of 9,900 shares. Each of Mutuelles AXA, as a group, and AXA disclaims beneficial ownership of all shares reported in the Schedule 13G.
(3)	This information is based solely upon a Schedule 13G/A filed by Snow Capital Management, L.P. (“Snow Capital”) with the Securities and Exchange Commission on March 6, 2009. Snow Capital has sole voting power over 2,607,595 shares and sole dispositive power over 2,636,510 shares or 6.27% of the Common Stock outstanding at December 31, 2008.
(4)	Includes the following shares of Common Stock not currently owned, but subject to options or SARs which were outstanding on April 6, 2009 and may be exercised or settled within 60 days thereafter: Mr. Haley, 606,667; Mr. Van Oss, 355,000; Mr. Engel, 315,000; Ms. Beach Lin, 11,167; Mr. Miles, 11,167; Mr. Raymund, 1,167; Mr. Singleton, 1,167; Mr. Tarr, 21,167; Ms. Utter, 1,167; Mr. Vareschi, 16,167; Mr. Way, 11,167; Mr. Van, 30,167; Mr. Bergdoll, 5,767; and all Directors and executive officers as a group, 1,625,533.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2008, there was one late filing on Form 4 reporting one transaction by David Bemoras, Vice President, Operations, and one late filing on Form 4 reporting one transaction by William Cenk, Vice President, Operations.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Board reviews all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transactions

Celanese Corporation made purchases from us in the amount of approximately $143,000 of goods and services in the ordinary course of business and at prevailing market prices during 2008. Ms. Beach Lin is Executive Vice President of Celanese Corporation. Also, our Company made purchases from our supplier, Coleman Cable, in the amount of $15 million during 2008 and will make purchases estimated at $2.6 million during the first quarter of 2009. The Group Vice President of the Retail Group for Coleman Cable is the spouse of Mr. Ronald Van, our Vice President of Operations. The business relationship between us and Coleman Cable has existed for more than 30 years. These transactions were approved by our Company’s senior management and were determined by our Board to have no known direct material benefit to the relevant individuals in any of these transactions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies and arrangements for the 2008 year that are applicable to our Named Executive Officers (NEOs): Roy W. Haley, John J. Engel, Stephen A. Van Oss, Andrew J. Bergdoll, and Ronald P. Van, Jr. This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 25, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table.

Compensation Program Overview and Philosophy

The Company’s compensation program for its NEOs builds upon the core philosophies of attracting and retaining high caliber people, motivating them to achieve the results that create shareholder value, and rewarding them for successful performance in the competitive distribution industry.

Our compensation program for NEOs consists of base salary, an annual cash incentive, a long term incentive, and health and welfare benefits. We do not provide post-employment retirement benefits, retiree health and welfare coverage, or supplemental executive retirement benefit programs. Our executives have significant amounts of compensation at risk, with a high percentage of annual compensation being directly linked to actual Company performance, Company performance relative to the prior year, and strategic and operational objectives approved by the Board at the beginning of each year. Our Compensation Committee (Committee) believes that this pay for performance compensation philosophy appropriately motivates our executives without encouraging unnecessary and excessive risk taking.

Compensation Setting Process

Our Board has delegated to the Compensation Committee, composed entirely of independent, non-employee Directors, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee annually reviews the performance of the management team relative to financial results and non-financial measures, including the areas of strategic and organizational development. The Committee then reviews, approves, and recommends to the Board (and jointly approves with the Board) the compensation levels for our NEOs on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Reviewing external market data;

•	Confirming the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assessing overall Company performance in relation to our competition and industry circumstances, along with individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjusting base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Applying consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives; and

•	Making awards under our long term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long term success of the Company.

The performance measures for our NEOs who are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and corporate support functions (i.e., Messrs. Haley, Engel and Van Oss) consist of growth in earnings before interest, taxes, depreciation and amortization (EBITDA), the achievement of free cash flow and return on invested capital (ROIC) targets, and individual performance objectives for their particular operations.

The performance measures for our NEOs who are responsible for leading a more narrowly focused subset of organizational functions, operating locations, or market segments (i.e., Messrs. Bergdoll and Van) consist of growth in sales and earnings before interest and taxes (EBIT), the achievement of return on invested assets (ROIA) targets, and individual performance objectives.

The Committee and the Board retain the right to increase or decrease performance objectives or to make discretionary adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or unanticipated business conditions that have a material impact on the fairness of the previously established performance factors.

Use of Compensation Consultants

To assist in the compensation setting process, in 2008, the Committee engaged Hewitt Associates, LLC, an internationally recognized compensation consulting firm (Hewitt), to provide information and advice regarding compensation and benefit levels and incentive plan designs. In particular, the Committee retained Hewitt to gather market data, prepare compensation plan reviews, identify general trends and practices in executive compensation programs, perform a study of the compensation of senior management at comparable (or peer) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other highly compensated executives. In 2008, the Committee met in executive session, with no management present, on two occasions with Hewitt consultants to review reports and analyses and to discuss executive compensation trends and developments. In addition, the Committee sought the recommendation of the Chief Executive Officer regarding each of the other NEOs relative to compensation adjustments and individual performance objectives he believed would be appropriate to achieve the Company’s strategic and operational goals.

Peer Group Comparison

In 2008, the Committee reviewed analyses of compensation paid by companies in our comparison group through the use of marketplace compensation profiles prepared by Hewitt. At the Committee’s request, Hewitt conducted a comprehensive reassessment of the peer group used in prior years and, upon review, recommended a small number of changes to the Company’s peer group for 2008 with the goal of more accurately reflecting the companies with which the Company competes for executive talent. Based upon compensation analyses drawn from its extensive proprietary database of compensation data of public and private companies, Hewitt compared our compensation program to a peer group of comparably sized, industrial distribution companies, other large distributors, wholesalers, retailers and industrial product manufacturers which are potential competitors for executive talent of interest to WESCO.

The current peer group includes the following 45 companies:

COMPANY NAME

Andersen Corporation
Applied Ind. Technologies
AutoZone, Inc.
Avis Budget Group
Belk, Inc.
Big Lots, Inc.
Boise Cascade LLC
Boise, Inc.
Borg Warner
Brinker International, Inc.
Camron International
  Corporation
Com Products Int’l Inc.
Cooper Industries, Inc.
Darden Restaurants, Inc.
Dover Corporation
Ecolab
FMC Technologies
General Parts International, Inc.
Hubbell
Hy-Vee, Inc.
Kohler Company
Lennox International Inc.
Molson Coors Brewing Co.
NCR Corporation
Pitney Bowes Inc.
Praxair
Rockwell Automation
Ross Stores, Inc.
Ryder System, Inc.
Sauer-Danfoss
Schneider National, Inc.
Smurfit-Stone Container Corporation
Sonoco Products Company
Spartan Stores, Inc.
New Page Corporation
OfficeMax Incorporated
Temple-Inland Inc.
The Bon-Ton Stores, Inc.
The Pantry, Inc.
Thomas & Betts Corp.
Trane Inc.
United Stationers Inc.
Vulcan Materials Company
W.W. Grainger, Inc.
Waste Management, Inc.

Information from this database makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statement reporting. Hewitt also supplemented its analysis to include information drawn from proxy statements for select additional companies that are not included in their database. To adjust for a variation in size among our Company and the companies in our comparison group, Hewitt uses regression analysis techniques to adjust the compensation data for differences in peer group company revenues. This median level adjusted value is used as the basis to compare our compensation with peer companies.

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their accomplishments and position and responsibilities with the Company. Salaries for executives are reviewed annually. The Committee reviews detailed individual salary history for approximately the 25 highest paid executive officers and compares their base salaries to salaries for comparable positions at companies within our peer group. Hewitt provides market data as a means to assess external compensation practices and trends for companies in our peer group. From time to time (and not necessarily on an annual basis), the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and competitive pay practices of companies in our peer group based on the 50th percentile of base salaries for comparable positions in Hewitt’s peer group analyses.

Mr. Haley, the Chief Executive Officer, makes base salary recommendations to the Committee for all of the NEOs, excluding himself. In determining adjustments to base salaries, the Committee considers Company performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group, the recommendation of Mr. Haley (in the case of the other NEOs) and any other factors the Committee deems relevant.

As reported in our 2008 Proxy Statement, the Committee recommended, and the Board approved, an increase in base salaries (effective February 1, 2008) for Messrs. Haley, Engel and Van Oss to an annualized rate of $865,000, $535,000, and $535,000. No additional changes have been made to their base salaries to date. During 2008, no changes were made to the base salaries for Messrs. Van and Bergdoll, who were paid at an annual rate of $237,500 and $250,000, respectively. The Committee and Board believe these levels appropriately recognize the responsibilities and performance of our NEOs.

Annual Cash Incentive Bonus Awards

Annual Incentive Plans. Our practice is to award cash bonuses for achievement of our strategic, financial, operational, and human resources development objectives. Short-term incentives are designed to provide compensation that approximates the 50th percentile of our peer group for achieving planned performance objectives and acknowledges exceptional performance with awards that are above the 50th percentile.

The annual cash incentive opportunities for our NEOs in 2008, which range from zero to two times their incentive target, are shown below:

NEO	Target	Maximum

Haley	$865,000	$1,730,000
Engel	$267,500	$535,000
Van Oss	$267,500	$535,000
Van	$118,750	$237,500
Bergdoll	$125,000	$250,000

Annually, the Board reviews and approves the Company’s performance criteria and financial and operational targets for the upcoming year. Our incentive bonus plans for NEOs are based on absolute performance and/or on improvements over the prior year for sales performance, profitability margins, free cash flow, ROIA, ROIC, and for the successful achievement of leadership expectations and individual performance objectives.

The performance measures we used to determine annual cash incentive plan awards for Messrs. Haley, Engel and Van Oss, the relative weightings of such measures, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Percent Achievement	Maximum Opportunity (a)

Earning Before		< 85%	0%
Interest Taxes	25%	85% to 100%	Up to 50%
Depreciation and		>100% to 115%	Between 50% and 100%
Amortization
		< 85%	0%
Free Cash Flow	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%

		< 85%	0%
Return on Invested Capital	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
		<25%	0%
Individual Performance	25%	25% to 100%	Up to 100%

Total (as a percent of Opportunity)	100%		0% to 100%

(a)	Amounts interpolated, as appropriate.

The performance measures used to determine annual cash incentive plan awards for Messrs. Van and Bergdoll are linked to the performance results of the operating locations and market segments for which they are responsible. These measures, their relative weightings, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Achievement	Maximum Opportunity (a)

		<6%	0%
Earnings Before	40%	6% to 10%	Up to 100%
Interest and Taxes		10% or more	100%

	20%	<30%	0%
Return on Invested Assets		30% or more	Up to 100%

		<6%	0%
Sales	20%	6% or more	Up to 100%

Individual Performance	20%	<25%	0%
		25% to 100%	Up to 100%
Total (as a percent of Opportunity)	100%		0% to 100%

(a)	Amounts interpolated, as appropriate.

In 2008, the Committee reviewed the calculations of the annual cash incentive awards for Messrs. Haley, Engel and Van Oss in accordance with the plan, based upon achievement levels for each incentive component. The Committee also evaluated the Company’s performance and these officers’ contributions and achievement of non-financial, individualized performance objectives under the annual cash incentive plan. The Committee acknowledged significant progress in 2008 in all specifically identified individual performance objectives with important advances in areas of financing and organizational development. Executive management was credited with outstanding performance regarding reliability, stability and cost effectiveness of banking and debt arrangements given the turmoil in various credit markets. Executive management was also credited with top performance and major advances in a wide range of organizational development activities, including management transition, internal assessments, recruiting, training, and diversity initiatives. In accordance with the plan, the Committee recommended that Mr. Haley be awarded an annual cash incentive award in the amount of 45% of the total maximum opportunity for the year or $775,000, and that Messrs. Engel and Van Oss each be awarded an annual cash incentive award equaling approximately 49% of the total maximum opportunity or $260,000.

Our compensation program for senior operating executives having geographic or market segment responsibilities is largely dependent on sales growth. Given the rapid and dramatic downturn in the general economy, our incentive plan would have undercompensated our operating executives for their overall performance and achievements. As a result, the Committee exercised its discretion in awarding annual incentive bonuses to Messrs. Bergdoll and Van. In the case of Mr. Bergdoll, the Committee noted the increase in his operating unit’s sales from existing customers and the development of business from new customers in spite of the challenging economic climate, the development and rollout of significant new customer service capabilities and supplier development initiatives, organization consolidation for improved efficiency and effectiveness, and exceptional leadership demonstrated in his first year as Vice President, Operations for one of the Company’s major market segments. Accordingly, the Committee awarded Mr. Bergdoll a bonus of $120,000, versus $38,000 per the plan. In the case of Mr. Van, the Committee determined that his operating unit achieved its best performance ever in a declining market and believes that his efforts to control costs and implement efficiency programs with suppliers should be recognized and rewarded. In addition, he assumed major new responsibilities for selected international operations upon the retirement of the former Vice President, International. Accordingly, the Committee awarded him a bonus of $100,000, versus $38,000 per the plan.

Long Term Incentives

The Company sponsors four long term incentive award plans: the WESCO International, Inc. 1999 Long-Term Incentive Plan (referred to as LTIP), the WESCO International, Inc. 1998 Stock Option Plan, the CDW Holding Corporation Stock Option Plan for Branch Employees, and the CDW Holding Corporation Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans continue to be governed by their existing terms, which are substantially similar to the LTIP.

The Board has delegated to the Committee responsibility for determining eligibility, granting equity and other long term awards, and administering the LTIP. The Committee may grant stock options, SARs, restricted stock, restricted stock units, performance awards, and other incentive awards under the LTIP. Our officers and employees, including all of the NEOs, are eligible to receive LTIP awards.

The Company annually provides long-term incentives to NEOs and other key managers in order to encourage retention and reward sustained improvement. The Company’s long-term incentives have been stock-based. Stock based compensation is considered in establishing the overall compensation level, but is not used formulaically to adjust other forms of compensation.

Equity awards in 2008 consisted only of stock appreciation rights (SARs). SARs encourage management to achieve long-term goals as they only have value to the recipient if the stock price appreciates, benefiting all stockholders. SARs entitle the participant to receive, upon exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SARs, times (ii) the number of shares of Common Stock with respect to which the SARs are exercised. Upon exercise of a SAR, payment is made in shares of Common Stock. The 2008 SARs vest ratably over three years.

Grants of SARs to the NEOs are allocated from a total number of SARs authorized and issued by the Committee each year. For 2008, the Committee authorized a total issuance of 878,250 SARs. The authorized awards were approximately equal to 2.0% of the outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations to the Committee based on each individual executive’s long-term contributions and consideration of peer data from Hewitt. The Committee considers the Chief Executive Officer’s recommendations and Hewitt’s analysis in making its grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant, which it then recommends to the Board for approval.

Our philosophy is to grant SARs having an economic value (based on the Company’s standard stock award assumptions for accounting purposes) which approximates or is slightly above the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. However, the Committee has discretion and authority to increase or decrease actual awards given in any year to reflect specific circumstances and performance. It has been the recent practice of the Compensation Committee to issue equity awards annually, on or about July 1st of each year. Awards are generally determined several weeks prior to the grant date, which we set to occur on a date that does not conflict with any material events that are likely to positively or negatively affect the stock price. Our Insider Trading Policy prohibits Directors and Officers from engaging in hedging transactions that involve Company securities.

In 2008, we granted SARs awards to approximately 150 employees. The SARs grants to our NEOs in 2008 were as follows:

	SAR		Grant	Expiration
NEO	Awards	Grant Date	Price(a)	Date

Haley	200,000	7/1/08	$40.04	7/1/2018
Van Oss	75,000	7/1/08	$40.04	7/1/2018
Engel	75,000	7/1/08	$40.04	7/1/2018
Bergdoll	12,000	7/1/08	$40.04	7/1/2018
Van	15,000	7/1/08	$40.04	7/1/2018

(a)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on June 30, 2008, in accordance with Compensation Committee action on June 13, 2008.

Comparison of Total Base Salary and Incentive Compensation Targets to Peer Group

The Committee’s strives to set base and incentive compensation targets that are competitive within the distribution industry. Relative to our peer group, in 2008 the total base and incentive compensation targets of our NEOs were between 70% and 99% of the median, with our NEOs with the shortest tenure being farther from the market median than our more senior or experienced NEOs. The Committee believes these compensation targets are competitive and appropriate.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2008, the Company provided two types of 401(k) plan contributions with respect to eligible employees. The Company matched employee contributions at a rate of $0.50 per $1.00 up to 6% of eligible compensation. Additionally, a discretionary Company contribution was made in 2008 based on Compensation Committee established performance criteria. The Company has made discretionary contributions in six of the past eleven years. When discretionary payments are made to the 401(k) plan, the contribution amount is based on age and years of service and varies from 1-7% of an employee’s annual base salary. For the plan year ending in December 2008, the NEOs will receive discretionary payments in the 401(k) plan, subject to a $2,100 cap.

We also maintain an unfunded deferred compensation plan for a group of qualifying management or highly compensated employees, including the NEOs, under certain provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the Retirement Savings Plan. Earnings are credited to employees’ accounts based on their selection from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until six months after the key employee’s separation from employment. See the “Non-Qualified Deferred Compensation” table on page 27 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplementary retirement plan nor does it provide for post-retirement health benefits.

Health and Welfare Benefits

We provide health benefits to all full-time permanent employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEO’s share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to validate that benefit levels approximate the median value provided to employees of peer companies.

Perquisites

During 2008, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance and club memberships. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. See the “All Other Compensation” table on page 26 for more information regarding the perquisites given to our NEOs.

Stock Ownership Guidelines for Directors and Executive Officers

Our Board has adopted stock ownership guidelines for all Directors and certain executive officers. Directors are expected to acquire beneficial ownership of an amount of equity in our Company with an initial value of at least two times their annual retainer. Directors are asked to hold these initially acquired ownership positions during their service as Directors. Our Board has asked the Directors to satisfy this guideline within three years from initial election to our Board. Also, our Chief Executive Officer and each Senior Vice President and Vice President are expected to acquire beneficial ownership of an amount of equity in our Company in accordance with Committee approved guidelines. These officers are asked to acquire their initial ownership positions within three years of their appointment and to hold these initial ownership positions during their service as executives of the Company. For the Chief Executive Officer the ownership guidelines reflects a fair market value of at least four times his annual base salary. The guideline for Senior Vice Presidents and Vice Presidents is two times annual base salary.

All of our NEO’s acquired stock in accordance with the established timeframe. The value of their initial purchases met the guideline target, and they continue to own their original positions.

Chief Executive Officer Compensation

Mr. Haley’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long term strategy, his accountability for its financial results, the development and motivation of the senior management team, ensuring the recruitment, training and development of adequate human resources to meet the needs of the Company, and his long tenure and service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board Committees.

Employment Agreements

Employment Agreement with the Chief Executive Officer. We have had an employment agreement with Mr. Haley since 1999 providing for a rolling employment term of three years. There have been no amendments to this agreement. Under this agreement, Mr. Haley is entitled to an annual base salary of at least $500,000, the actual amount of which may be adjusted by our Board from time to time, and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley’s annual incentive bonus will be determined based upon our financial performance as compared to the annual performance objectives established for the relevant year. The agreement provides that Mr. Haley is restricted from disclosing non-public confidential information of the Company during employment and for ten years after the last date of employment. Mr. Haley is also bound by restrictive covenants in the form of non-competition, non-solicitation of employees and customers during employment and for a period ending on the last date of the severance period of two years after the last date of employment.

Employment Agreements with the Chief Operating Officer and the Chief Financial Officer. We have employment agreements with each of Mr. Engel and Mr. Van Oss which are substantially similar. The agreements provide for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreements provide that Mr. Engel and Mr. Van Oss are entitled to an annual base salary of at least $450,000, subject to adjustment by our Board, and incentive compensation under our incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% of their annual base salary, based upon our achievement of earnings, sales growth and return on investment or other performance criteria established by our Compensation Committee. The agreements provide that Messrs. Engel and Van Oss are restricted from disclosing confidential information indefinitely and they are bound by restrictive covenants in the form of non-competition and non-solicitation during employment and for a period of two years after their last date of employment

Severance or Change in Control Agreements

Severance for the Chief Executive Officer. Pursuant to the employment agreement with Mr. Haley, if his employment is terminated by us without “cause,” by Mr. Haley for “good reason” or as a result of Mr. Haley’s death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments, for a three-year period, or in the case of a termination due to Mr. Haley’s death or disability, the two-year period, following termination, and continued welfare benefit coverage for the two-year period following termination. In addition, in the event of any such qualifying termination, all outstanding equity held by Mr. Haley will become fully vested.

The agreement further provides that, in the event of the termination of Mr. Haley’s employment by us without “cause” or by Mr. Haley for “good reason,” in either case, within the two-year period following a “change in control” of our Company, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to our 401(k) Retirement Savings Plan and Deferred Compensation Plan for the three-year period following the “change in control.” We have agreed to provide Mr. Haley with an excise tax gross up totaling 100% with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a “change in control,” Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary, and the definition of “good reason” is modified to include a reduction in base salary or a material reduction in benefits.

Severance for the Chief Operating Officer and the Chief Financial Officer. In accordance with the employment agreements with each of Mr. Engel and Mr. Van Oss, which are substantially similar, if either’s employment is terminated by reason of his death, we will pay the amount of his accrued but unpaid base salary through his date of death, any accrued incentive compensation, any other reimbursable amounts, and any payments required to be made under our employee benefit plans or programs. If Mr. Engel’s or Mr. Van Oss’ employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under our disability insurance. If Mr. Engel’s or Mr. Van Oss’ employment is terminated by us without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock-based awards, except stock-based awards that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and we will continue to pay the full cost of his COBRA continuation coverage. If Mr. Engel’s or Mr. Van Oss’ employment is terminated within one year following a “change in control” of our Company, a cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. We have agreed to provide Mr. Engel and Mr. Van Oss with a partial excise tax gross up with respect to 50% of any excise taxes they may be obligated to pay.

Severance for Messrs. Van and Bergdoll. During 2007, our Board adopted the WESCO Distribution, Inc. 2007 Severance Plan which was an update to a prior plan and provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2007 Severance Plan, an involuntary not for cause termination provides up to 52 weeks of base pay determined by completed years of service. Benefits in the amounts of $124,038 and $14,423 would be paid to Messrs. Van and Bergdoll, respectively. Additionally, in accordance with the agreements governing option and SAR grants for all employees who have received equity awards, in the event of a change in control, all equity awards become fully vested for a compensation value of $0 and $0 for Messrs. Van and Bergdoll, respectively, assuming that the date of the change in control was December 31, 2008.

Deductibility of Executive Compensation

The Company intends to ensure that compensation paid to its executive officers is within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, the Company reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders. Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s named executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria). For 2008, the payments for the annual incentive awards were designed to satisfy the requirements for deductible compensation. As required under applicable tax laws, the Company generally must obtain shareowner approval every five years of the material terms of the performance goals for qualifying performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully Submitted:

The Compensation Committee

Kenneth L. Way, Chairman
Sandra Beach Lin
James L. Singleton
Lynn M. Utter

DIRECTOR COMPENSATION

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. During 2008, non-employee Directors received an annual retainer of $50,000, payable in shares of our Common Stock or a combination of cash and shares of our Common Stock (of which a maximum of 50% may consist of cash) at each Director’s election. The Chair of our Audit Committee receives an additional fee of $10,000 payable annually. In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

In addition, as of each July 1, each continuing non-employee Director receives non-qualified stock appreciation rights (SARs). The exercise price of these SARs is equal to the fair market value per share of our Common Stock on the date of grant. A non-employee Director’s equity awards granted through 2007 vest on the third anniversary of the date of grant. SARs granted since 2007 vest in one-third increments on the anniversary date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. It was determined at the May 21, 2008 Board meeting to award 6,000 SARs to each Director for 2008. The SARs awarded July 1, 2008, have an exercise price of $40.04, the closing price of our Common Stock on June 30, 2008. The expiration date is July 1, 2018.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

DIRECTOR COMPENSATION FOR 2008

	Fees Earned
	or Paid
Name	in Cash(1)	Equity Awards(2)(3)(4)(5)	Total

Beach Lin	$50,000	$78,842	$128,842
Miles	$50,000	$78,842	$128,842
Morgan	$50,000	$13,681	$63,681
Raymund	$50,000	$66,231	$116,231
Singleton	$50,000	$66,231	$116,231
Tarr	$60,000	$78,842	$138,842
Utter	$50,000	$66,231	$116,231
Vareschi	$50,000	$78,842	$128,842
Way	$50,000	$78,842	$128,842

(1)	Represents the amount of the Director’s annual retainer, for which Directors Miles, Raymund and Way each received $25,000 in cash during December 2008, and Director Utter received 1,264 shares of WESCO stock as compensation on December 22, 2008 for which the grant price was $39.56 as the average of high and low trading price on January 2, 2008. All other Directors deferred their 2008 retainer fees in accordance with the Company’s Deferred Compensation Plan for Non-Employee Directors.

(2)	Equity Award grants beginning July 1, 2005, and after, are SARs.

(3)	Represents equity related to compensation costs recognized in our financial statements for the year ended December 31, 2008, with respect to awards granted in previous years beginning in 2005 through year 2008. Equity awards prior to 2005 had no impact on compensation expense in 2008. These SAR awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in (Note 2) to our financial statements for the year ended December 31, 2008, which is located on page 48 of our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. On July 1, 2008, each Director was awarded 6,000 SARs with a grant date Black Scholes value of $13.68 per SAR, determined in accordance with FAS 123R and an exercise price of $40.04, the closing price of our Common Stock on June 30, 2008. All Directors received an equal number of SARs in 2008; however, due to differences in years of service and number of prior equity awards, the compensation costs are not the same for each Director.

(4)	Director Morgan received his total number of SAR awards in July 2008, Directors Raymund, Singleton and Utter received their total number of SAR awards in 2006, 2007 and 2008. All other Directors have awards received over a longer period of time, and, therefore, have a higher award compensation cost.

(5)	See the “Director Outstanding Equity Awards at the Year-End” table on page 24 for more information regarding the equity awards held by Directors as of December 31, 2008.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised Equity
	Grant	Unexercised Equity	Awards	Exercise	Expiration
Name	Date(1)(2)	Awards Exercisable	Un-exercisable	Price	Date

Beach Lin	7/01/2004	5,000	—	$17.90	7/01/2014
	7/01/2005	5,000	—	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		11,167	10,833
Miles	7/01/2004	5,000	—	$17.90	7/01/2014
	7/01/2005	5,000	—	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		11,167	10,833
Morgan	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		—	6,000
Raymund	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		1,167	10,833
Singleton	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		1,167	10,833
Tarr	7/01/2002	5,000	—	$6.40	7/01/2012
	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	5,000	—	$17.90	7/01/2014
	7/01/2005	5,000	—	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		21,167	10,833
Utter	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		1,167	10,833
Vareschi	7/01/2003	5,000	—	$6.75	7/01/2013
	7/01/2004	5,000	—	$17.90	7/01/2014
	7/01/2005	5,000	—	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		16,167	10,833
Way	7/01/2004	5,000	—	$17.90	7/01/2014
	7/01/2005	5,000	—	$31.65	7/01/2015
	7/01/2006	—	2,500	$69.00	7/01/2016
	7/01/2007	1,167	2,333	$60.45	7/01/2017
	7/01/2008	—	6,000	$40.04	7/01/2018
Total:		11,167	10,333

(1)	Grants beginning July 1, 2005, are SARs. Grants prior to July 1, 2005, are stock options.

(2)	All equity awards in the time period of 2004 to 2006 to non-employee Directors cliff vest on the third anniversary of the date of grant and expire ten years from the grant date. 2007 and 2008 SAR awards to non-employee Directors vest in one-third increments on the anniversary date of the grant and expire ten years from the grant date.

SUMMARY COMPENSATION TABLE

				Non-Equity
Name and			Equity	Incentive Plan	All Other
Principal Position	Year	Salary	Awards(1)(2)	Compensation(3)	Compensation(4)	Total

Roy Haley, CEO	2008	$854,167	$2,908,773	$775,000	$81,455	$4,619,395
	2007	$800,000	$3,231,965	$960,000	$218,994	$5,210,959
	2006	$775,000	$2,768,825	$1,800,000	$204,645	$5,548,470
Steve Van Oss, CFO	2008	$528,333	$1,090,790	$260,000	$48,568	$1,927,691
	2007	$495,000	$1,193,590	$300,000	$99,353	$2,087,943
	2006	$472,500	$976,135	$575,000	$88,493	$2,112,128
John Engel, COO	2008	$528,333	$1,090,790	$260,000	$40,307	$1,919,430
	2007	$495,000	$1,123,365	$300,000	$76,240	$1,994,605
	2006	$472,500	$916,569	$575,000	$63,050	$2,027,119
Ronald Van,	2008	$237,500	$237,188	$100,000	$19,761	$594,449
Vice President, Operations
Andrew Bergdoll	2008	$250,000	$119,395	$120,000	$100,572	$589,967
Vice President, Operations

(1)	Equity Award grants beginning July 1, 2005 are SARs. Grants prior to July 1, 2005 are stock options.

(2)	Represents compensation costs recognized in our financial statements for the year ended December 31, 2008, in accordance with FAS 123R, with respect to awards granted in previous years beginning in 2003 through year 2008. All equity awards prior to 2003 had no impact on compensation expense in 2008. These equity awards are subject to time-based vesting criteria. The estimate of forfeitures related to service-based vesting requirements has been disregarded for purposes of this valuation. The assumptions used in calculating these amounts are set forth on Page 48 of our financial statements for the year ended December 31, 2008 and Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	2008: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2008, but approved and paid in year 2009.

2007: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2007, but approved and paid in year 2008, in the amounts of $960,000, $300,000, $300,000, for Messrs. Haley, Van Oss and Engel, respectively.

2006: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2006, but approved and paid in year 2007, in the amounts of $1,600,000, $495,000, and $495,000 for Messrs. Haley, Van Oss, and Engel, respectively. This also includes amounts paid under a one-year Value Acceleration Program in the amounts of $200,000, $80,000, and $80,000 to Messrs. Haley, Van Oss, and Engel, respectively.

(4)	See the All Other Compensation table on page 26 for additional information.

ALL OTHER COMPENSATION

The following table describes each component of the All Other Compensation in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments which are also presented and discussed there.

					Payments Relating
					to Employee
		Other	Auto	Tax	Retirement
NEO	Year	Benefits(1)	Allowance(2)	Payments(3)	Savings Programs(4)	Total

Haley	2008	$8,930	$12,000	$4,000	$56,525	$81,455
	2007	$6,128	$12,000	$2,467	$198,399	$218,994
	2006	$9,036	$12,000	$3,858	$179,751	$204,645
Van Oss	2008	$7,209	$12,000	$2,409	$26,950	$48,568
	2007	$6,884	$12,000	$2,242	$78,227	$99,353
	2006	$7,339	$12,000	$2,522	$66,633	$88,493
Engel	2008	$1,200	$12,000	$157	$26,950	$40,307
	2007	$1,300	$12,000	$186	$62,754	$76,240
	2006	$1,290	$12,000	$185	$49,575	$63,050
Van	2008	$1,200	$6,142	$194	$12,225	$19,761
Bergdoll	2008	$84,060	$12,000	$2,412	$2,100	$100,572

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000. Benefits provided to the NEOs included club dues and Company-paid travel for the spouses of certain executives. Mr. Bergdoll’s other benefits in the amount of $84,060 are attributed to relocation assistance, including household goods move, temporary housing, and mortgage differential assistance.

(2)	Represents a $1,000 monthly automobile allowance for all NEOs, except Mr. Van, who is on a different plan.

(3)	Represents “Gross-Up Payments” to the NEOs for taxes on reportable income resulting from Company-paid benefits including club dues, spousal travel expenses and relocation (for Mr. Bergdoll).

(4)	The Retirement Savings Program includes both the Retirement Savings Plan, a 401(k) plan and the Deferred Compensation Plan, a non-qualified plan. Company contributions to the retirement savings programs include matching contributions and discretionary contributions. The table on page 26 breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan. Company discretionary contribution to the 401(k) Plan and the Deferred Compensation Plan reflect amounts earned based on results for 2006, 2007 and 2008, but paid in 2007, 2008 and 2009, where applicable.

					Company
			Company Matching	Company	Discretionary
		Company Matching	Contribution to	Discretionary	Contribution to
		Contribution to	Deferred	Contribution to	Deferred
NEO	Year	401k Plan	Compensation Plan	401k Plan	Compensation Plan	Total

Haley	2008	$2,700	$51,725	$2,100	$0	$56,525
	2007	$2,700	$75,300	$10,500	$109,899	$198,399
	2006	$2,363	$68,888	$10,250	$98,250	$179,751
Van Oss	2008	$6,514	$18,336	$2,100	$0	$26,950
	2007	$6,600	$25,500	$10,500	$35,627	$78,227
	2006	$6,300	$20,775	$10,250	$29,308	$66,633
Engel	2008	$6,750	$18,100	$2,100	$0	$26,950
	2007	$6,600	$25,500	$6,300	$24,354	$62,754
	2006	$6,300	$23,775	$6,150	$13,350	$49,575
Van	2008	$3,137	$6,988	$2,100	$0	$12,225
Bergdoll	2008	$0	$0	$2,100	$0	$2,100

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the named executives in 2008.

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contribution	Contributions	Earnings	Withdrawals/	Balance
Name	Year	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)(5)

Haley	2008	$181,417	$51,725	$(1,068,428)	$0	$1,841,191
Van Oss	2008	$331,333	$18,336	$(623,530)	$0	$1,195,087
Engel	2008	$49,700	$18,100	$(117,605)	$0	$226,203
Van	2008	$124,875	$6,988	$(242,941)	$0	$451,753
Bergdoll	2008	$0	$0	$0	$0	$0

(1)	Reflects participation by the NEOs in the Deferred Compensation Plan during 2008, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency. The amounts in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	All amounts in this column are Company matching contributions to the Deferred Contribution Plan. The Company did not make any discretionary contributions to the accounts of the NEOs for 2008. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 25.

(3)	Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the Company’s 401(k) Retirement Savings Plan and notably do not include Company stock. See footnote 5 and the related All Funds Performance table.

(4)	Based upon years of service to the Company, Mr. Haley, Mr. Van Oss, and Mr. Van are each fully vested in the aggregate balance of their respective accounts at last year end. Mr. Engel is 66% vested in the Company contribution account portion of his aggregate balance based upon completed years of service yielding an unvested balance of $28,367.

(5)	The funds currently chosen by each NEO are as follows: Haley: Am Cap and RAFI Enhanced Large Cap; Van Oss: MFS Value Fund, Alger Midcap Growth, RVS Midcap, Thornburg International, American Balanced, and Loomis Sayles; Engel: Columbia Acorn; Van: Amcap, RVS Midcap, Thornburg International, Columbia Acorn, American Balanced. The performance of selected funds is illustrated in the All Funds Performance table below. Mr. Bergdoll does not participate in the Deferred Compensation Program. For 2008, the registrant contributions are solely matched deferrals as the Company did not provide a discretionary contribution in the Non-Qualified Deferred Compensation Plan.

ALL FUNDS PERFORMANCE

		Annualized Returns(1)
		1	3	5	10	Since
Your Fund Name(2)	Ticker Symbol	Year	Year	Year	Year	Inception

BenchMark
Amcap Fund (Class R-4)	RAFEX	(37.93)	(12.67)	(4.73)	N/A	(2.07)
Growth Fund	Russell 1000 Growth	(36.44)	(11.11)	(4.76)	(5.29)	N/A
MFS Value Fund (Class A)	MEIAX	(35.56)	(8.36)	(0.85)	3.14	N/A
Large Company Stock Fund	Russell 1000 Value	(41.78)	(13.09)	(3.52)	0.05	N/A
RAFI Enhanced Large Company		(41.37)	N/A	N/A	N/A	(28.83)
Other
Alger Midcap Growth Institutional	ALMRX	(53.73)	(18.36)	(7.36)	1.24	N/A
Equity Fund	Russell Midcap Growth	(42.24)	(14.80)	(3.86)	(0.94)	N/A
Columbia Acorn Fund (Class A)	LACAX	(39.17)	(13.27)	(1.74)	N/A	3.62
Equity Fund	Russell Midcap Growth	(42.24)	(14.80)	(3.86)	(0.94)	N/A
RVS Mid Cap Value Fund Class R4	RMCVX	(45.71)	(14.57)	(1.47)	N/A	2.40
Equity Fund	Russell Midcap Value	(42.17)	(14.41)	(2.34)	3.56	N/A
Thornburg International Value (R5)	TIVRX	(41.05)	(7.35)	N/A	N/A	0.67
International Stocks	MSCI EAFE NDTR_D	(43.74)	(12.25)	(0.70)	(0.19)	N/A
American Balanced Fund	ABALX	(28.13)	(6.43)	(1.61)	3.38	N/A
Balanced Fund	Dow Jones U.S.	(24.10)	(6.17)	(0.35)	2.56	N/A
	Moderate Portfolio
Loomis Sayles Invest Grade Bond(Y)	LSIIX	(11.77)	1.38	3.42	N/A	6.64
Bond Fund	Lehman Brothers	2.59	5.19	4.30	5.46	N/A
	Aggregate Bond
Stable Value Fund		5.18	N/A	N/A	N/A	5.13
Other

(1)	As of December 31, 2008.

(2)	Investment fund options for deferred compensation are a subset of the fund options that are available to all employees having 401(k) accounts.

GRANTS OF PLAN-BASED AWARDS FOR 2008

		All Other Option	Exercise or	Full Grant
		Awards: Number of	Base Price of	Date Fair
	Grant	Securities Underlying	Option Awards	Value of Option
Name	Date	Options(1)	($/SH)(2)	Awards(3)

Haley	7/01/08	200,000	$40.04	$2,736,000
Van Oss	7/01/08	75,000	$40.04	$1,026,000
Engel	7/01/08	75,000	$40.04	$1,026,000
Van	7/01/08	15,000	$40.04	$205,200
Bergdoll	7/01/08	12,000	$40.04	$164,160

(1)	Represents the number of SARs granted in 2008 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary of the grant date.

(2)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on June 30, 2008, in accordance with Compensation Committee action on June 13, 2008.

(3)	Represents the full grant date fair value of SARs under FAS 123R granted to the NEOs. For additional information on the valuation assumptions, refer to Note 14 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT YEAR-END

			Number of
			Securities	Number of
			Underlying	Securities
	Equity		Unexercised	Underlying	Equity	Equity
	Awards		Equity	Unexercised	Awards	Awards
	Grant		Awards	Equity Awards	Exercise	Expiration
Name	Date		Exercisable	Un-exercisable	Price	Date

Haley	08/22/2003		100,000	—	$5.90	08/22/2013
	09/29/2004		200,000		$24.02	09/29/2014
	07/01/2005		200,000	—	$31.65	07/01/2015
	07/01/2006		66,667	33,333	$69.00	07/01/2016
	07/01/2007		40,000	80,000	$60.45	07/01/2017
	07/01/2008			200,000	$40.04	07/01/2018
Total:			606,667	313,333
Van Oss	05/11/2000		27,500	—	$9.875	05/11/2010
	10/23/2000		22,500	—	$9.3125	10/23/2010
	12/21/2001		50,000	—	$4.50	12/21/2011
	08/22/2003		70,000	—	$5.90	08/22/2013
	09/29/2004		70,000	—	$24.02	09/29/2014
	07/01/2005		75,000	—	$31.65	07/01/2015
	07/01/2006		25,000	12,500	$69.00	07/01/2016
	07/01/2007		15,000	30,000	$60.45	07/01/2017
	07/01/2008		—	75,000	$40.04	07/01/2018
Total:			355,000	117,500
Engel	07/14/2004	(a)	100,000	—	$16.82	07/14/2014
	07/14/2004	(b)	100,000	—	$16.82	07/14/2014
	07/01/2005		75,000	—	$31.65	07/01/2015
	07/01/2006		25,000	12,500	$69.00	07/01/2016
	07/01/2007		15,000	30,000	$60.45	07/01/2017
	07/01/2008		—	75,000	$40.04	07/01/2018
Total:			315,000	117,500
Van	09/29/2004		8,333	—	$24.02	09/29/2014
	07/01/2005		13,333	—	$31.65	07/01/2015
	07/01/2006		5,667	2,833	$69.00	07/01/2016
	07/01/2007		2,834	5,666	$60.45	07/01/2017
	07/01/2008		—	15,000	$40.04	07/01/2018
Total			30,167	23,499
Bergdoll	07/07/2007		1,000	2,000	$60.45	07/01/2017
	11/12/2007		1,500	3,000	$43.17	11/12/2017
	12/26/2007		3,267	6,533	$40.31	12/26/2017
	07/01/2008		—	12,000	$40.04	07/01/2018
Total:			5,767	23,533

EQUITY AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

07/01/2006	Time-based vesting in 1/3 increments on July 1, 2007; July 1, 2008; and July 1, 2009.
07/01/2007	Time-based vesting in 1/3 increments on July 1, 2008; July 1, 2009; and July 1, 2010.
11/12/2007	Time-based vesting in 1/3 increments on November 12, 2008; November 12, 2009; and November 12, 2010.
12/26/2007	Time-based vesting in 1/3 increments on December 26, 2008; December 26, 2009; and December 26, 2010.
07/01/2008	Time-based vesting in 1/3 increments on July 1, 2009; July 1, 2010; and July 1, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(6)

Haley(1)	525,125	$12,385,799
Van Oss(2)	26,010	$795,906
Engel(3)	—	—
Van(4)	8,670	$246,556
Bergdoll(5)	—	—

(1)	Mr. Haley exercised (i) 129,540 options on May 12, 2008, with an exercise price of $10.75 and market price of $41.39; (ii) 195,585 options on May 14, 2008, with an exercise price of $10.75 and closing market price of $41.85; and (iii) 200,000 options on December 19, 2008, with an exercise price of $5.90 and closing market price of $17.57.

(2)	Mr. Van Oss exercised 26,010 options on May 13, 2008, with an exercise price of $10.75 and market price of $41.35.

(3)	Mr. Engel did not exercise any stock options in 2008.

(4)	Mr. Van exercised 8,670 options on May 2, 2008, with an exercise price of $10.75 and closing market price of $39.19.

(5)	Mr. Bergdoll did not exercise any stock options in 2008.

(6)	All amounts in this column are before any applicable taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: HALEY

Each of the following potential scenarios represents circumstances under which Mr. Haley’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Haley in each scenario is provided. In each case, the date of the triggering event is assumed to be December 31, 2008. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Haley upon separation from the Company is governed by his employment agreement with the Company dated June 5, 1998.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 50% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 50% of the combined voting power; (c) the liquidation or dissolution of the Company; or (d) the sale of the assets of the Company to an entity unrelated to the Company.

“Not for Cause” means any termination other than for disability or for willful failure of the executive to perform his duties; willful serious misconduct that is materially injurious to the Company; conviction of a felony crime; or material breach of a covenant for non-disclosure, non-compete, or relating to Company stock.

“Good Reason” means Mr. Haley’s duties are significantly different than those originally assigned to him; non-extension of his employment agreement; employment agreement was not assumed by a successor; position as CEO was not continued or he was not reelected as Director to the Board; a reduction in base salary; or benefits have been materially reduced.

			Involuntary	Involuntary
Executive Benefits			Not For	or Good
and Payments Upon	Voluntary	Change in	Cause	Reason
Termination	Termination(1)	Control(2)	Termination(3)	Termination(3)	Death(4)	Disability(4)

Compensation:
Annual Earned Incentive	$775,000	$775,000	$775,000	$775,000	$775,000	$775,000
Base Salary		$2,569,583	$2,569,583	$2,569,583	$1,665,000	$1,665,000
Incentive		$2,602,500	$2,602,500	$2,602,500	$1,735,000	$1,735,000
Accelerated Options & SARS(5)		$—	$—	$—	$—	$—
Benefits and Perquisites:
Life Insurance Coverage		$1,206	$804	$804		$804
Medical Benefits		$12,293	$8,196	$8,196	$8,196	$8,196
280G Tax Gross-Up		$1,936,662
Total:	$775,000	$7,897,245	$5,956,083	$5,956,083	$4,183,196	$4,184,000

(1)	Voluntary Termination

Annual incentive compensation for the portion of the year employed.

(2)	Change in Control

Mr. Haley’s Change in Control benefits are double-triggered, meaning that Mr. Haley will receive Change in Control payments only if (i) there is a Change in Control and (ii) within two years following such Change in Control Mr. Haley’s employment is terminated by the Company without Cause or by Mr. Haley for Good Reason. The information in this column assumes the occurrence of both triggers on December 31, 2008. Includes Mr. Haley’s (i) average base salary continuation for three years, (ii) annual incentive compensation for the portion of the year employed and (iii) average annual incentive compensation for three years. All equity awards become fully vested and exercisable for 18 months. Continued participation for three years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments. A “Gross-Up-Payment” sufficient to reimburse the executive for 100% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(3)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Includes Mr. Haley’s (i) average base salary for three years, (ii) annual incentive compensation for the portion of the year employed, and (iii) average annual incentive compensation for three years. All equity awards become fully vested and exercisable for 18 months. Continued participation for two years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments.

(4)	Death or Disability

Includes Mr. Haley’s (i) average base salary continuation for two years, (ii) annual incentive compensation for the portion of the year employed, and (iii) . Average annual incentive compensation for two years. All equity awards become fully vested and exercisable for 18 months. Continued participation for two years in benefits programs so long as executive makes timely payment of premiums, contributions, and co-payments.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2008 was $19.23. Because the market price is below the exercise price of all outstanding and unvested options, there is no intrinsic value related to an accelerated vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: VAN OSS

Each of the following potential scenarios represents circumstances under which Mr. Van Oss’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Van Oss in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2008. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his employment agreement with the Company dated December 15, 2006.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Not for Cause” means any termination other than for a material breach of the executive’s employment agreement; the executive engaging in a felony or engaging in conduct which is injurious to the Company, its customers, employees, suppliers, or stockholders; the executive’s failure to timely and adequately perform his duties; or the executive’s material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means Mr. Van Oss has not consented to a reduction in the executive’s base salary; a relocation of Mr. Van Oss’ primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or any material reduction in Mr. Van Oss’ offices, titles, authority, duties or responsibilities.

		Involuntary	Involuntary
Executive Benefits		Not For	or Good
and Payments Upon		Cause	Reason
Termination	Change In Control(1)	Termination(2)	Termination	Death(3)	Disability(4)

Compensation:
Annual Earned Incentive	$260,000	$260,000	$260,000	$260,000
Base Salary and Incentive	$1,605,000	$1,203,750	$1,203,750
Accelerated Options & SARS(5)	$—	$—	$—
Benefits and Perquisites:
Medical Benefits	$26,842	$20,131	$20,131		$20,131
280G Tax Gross-Up	$568,561
Total:	$2,460,403	$1,483,881	$1,483,881	$260,000	$20,131

(1)	Change in Control

Mr. Van Oss’ Change in Control benefits are double-triggered, meaning that Mr. Van Oss will receive Change in Control payments only if (i) there is a Change in Control and (ii) within two years following such Change in Control Mr. Haley’s employment is terminated by the Company without Cause or by Mr. Van Oss for Good Reason. The information in this column assumes the occurrence of both triggers on December 31, 2008. Includes Mr. Haley’s (i) monthly base salary times 1.5 continuation for 24 months and (ii) annual incentive compensation for the portion of the year employed. All equity awards become fully vested and exercisable for 12 months. Company paid welfare benefits (COBRA continuation coverage) for 24 months. A “Gross-Up-Payment” sufficient to reimburse the executive for 50% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(2)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Includes Mr. Van Oss’ (i) monthly base salary times 1.5 continuation for 18 months and (ii) annual incentive compensation for the portion of the year employed. All equity awards become fully vested and exercisable for 60 days. Company paid welfare benefits (COBRA continuation coverage) for 18 months.

(3)	Death

Annual incentive compensation for the portion of the year employed.

(4)	Disability

Welfare benefits (COBRA continuation coverage) for 18 months.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2008 was $19.23. Because the market price is below the exercise price of all outstanding and unvested options, there is no intrinsic value related to an accelerated vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL: ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2008. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his employment agreement with the Company dated July 14, 2006.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Not for Cause” means any termination other than for a material breach of Mr. Engel’s employment agreement; Mr. Engel engaging in a felony or engaging in conduct which is injurious to the Company, its customers, employees, suppliers, or stockholders; Mr. Engel’s failure to timely and adequately perform his duties; or Mr. Engel’s material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means Mr. Engel has not consented to a reduction in the executive’s base salary; a relocation of the executive’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

			Involuntary
Executive Benefits		Involuntary	or Good
and Payments Upon	Change in	Not for Cause	Reason
Termination	Control(1)	Termination(2)	Termination	Death(3)	Disability(4)

Compensation:
Annual Earned Incentive	$260,000	$260,000	$260,000	$260,000
Base Salary and Incentive	$1,605,000	$1,203,750	$1,203,750
Accelerated Options & SARS(5)	$—	$—	$—
Benefits and Perquisites:
Medical Benefits	$18,693	$18,693	$18,693		$18,693
280G Tax Gross-Up	$568,561
Total:	$2,452,254	$1,482,443	$1,482,443	$260,000	$18,693

(1)	Change in Control

Mr. Engel’s Change in Control benefits are double-triggered, meaning that Mr. Engel will receive Change in Control payments only if (i) there is a Change in Control and (ii) within two years following such Change in Control Mr. Engel’s employment is terminated by the Company without Cause or by Mr. Engel for Good Reason. The information in this column assumes the occurrence of both triggers on December 31, 2008. Includes Mr. Engel’s (i) monthly base salary times 1.5 continuation for 24 months and (ii) annual incentive compensation for the portion of the year employed. All equity awards become fully vested and exercisable for 12 months. Company paid welfare benefits (COBRA continuation coverage) for 24 months. A “Gross-Up-Payment” sufficient to reimburse the executive for 50% of any excise taxes payable as a result of termination payments plus any income taxes on the reimbursement payment itself.

(2)	Involuntary Not for Cause or Involuntary Executive for Good Reason Termination

Includes Mr. Engel’s (i) monthly base salary times 1.5 continuation for 18 months and (ii) annual incentive compensation for the portion of the year employed. All equity awards become fully vested and exercisable for 60 days. Company paid welfare benefits (COBRA continuation coverage) for 18 months.

(3)	Death

Annual incentive compensation for the portion of the year employed.

(4)	Disability

Welfare benefits (COBRA continuation coverage) for 18 months.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2008 was $19.23. Because the market price is below the exercise price of all outstanding and unvested options, there is no intrinsic value related to an accelerated vesting

Item 2 —	Proposal to Ratify the Appointment of Independent Registered Public Accounting firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2009 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were as follows:

(In thousands)	2008	2007

Audit fees	$1,370	$1,338
Audit-related fees	$0	$44
Tax fees	$488	$542
Other fees	$2	$2

	$1,860	$1,926

The audit fees for the years ended December 31, 2008 and 2007, were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, statutory audits, accounting consultations and attest services.

The audit-related fees for the year ended December 31, 2007, were for assurance and related services for employee benefit plan audits.

Tax fees for the years ended December 31, 2008 and 2007, were for services related to tax planning and compliance.

Other fees for the years ended December 31, 2008 and 2007, were for license fees related to accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2008 and 2007, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Report of the Audit Committee

Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380).

In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

Respectfully Submitted:

The Audit Committee

Robert J. Tarr, Jr., Chairman
John K. Morgan
Steven A. Raymund
William J. Vareschi

WESCO INTERNATIONAL, INC.

Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
(412) 454-2200
www.wesco.com

© Copyright by WESCO 2009. All rights reserved.

WESCO INTERNATIONAL, INC.
225 WEST STATION SQUARE DRIVE, SUITE 700
PITTSBURGH, PA 15219

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M12822	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESCO INTERNATIONAL, INC.			For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed and “FOR” Proposal 2.			All	All	Except

	Vote On Directors		☐	☐	☐
1.	Election of Directors
Nominees for a term expiring in 2012:
01) John J. Engel
02) Steven A. Raymund
03) Lynn M. Utter
04) William J. Vareschi

Nominee for a term expiring in 2010:
05) Stephen A. Van Oss

	Vote On Proposal								For	Against	Abstain

2.		Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.							☐	☐	☐

Note:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the foregoing proposals.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and E-Delivery Insert are available at www.proxyvote.com.

M12823
WESCO INTERNATIONAL, INC.
This proxy is solicited the Board of Directors
Annual Meeting of Stockholders
May 20, 2009 at 2:00 p.m., local time.
The undersigned hereby appoints Stephen A. Van Oss and Marcy Smorey-Giger as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all the shares of common stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Strockholders to be held at the headquarters of WESCO International, Inc., at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219 on May 20, 2009 at 2:00 p.m., local time, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side